SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



          Date of Report (date of earliest event reported) June 7, 2001


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




         Delaware                 0-16014                  23-2417713
      (State or other      (Commission File Number)       (IRS Employer
      jurisdiction of                                   Identification No.)
       incorporation)



       One North Main Street - Coudersport, PA          16915-1141
       (Address of principal executive offices)         (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830


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Item 5.  Other Events.


(a) In a press release dated June 7, 2001, a copy of which is attached to this Form 8-K and filed herewith under Item 7 as Exhibit 99.01, Adelphia announced the final pricing terms and increased size for its previously announced public offering of Senior Notes due 2011. The final prospectus supplement for this transaction provides for an offering of $1.0 billion aggregate principal amount of 10-1/4% Senior Notes due 2011. The Senior Notes will be noncallable and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt.

The transaction size of this offering was increased from the $400 million previously announced. Net proceeds will be initially invested in cash equivalents or used to repay revolving credit facilities of Adelphia's subsidiaries, which upon reborrowing will be available for general corporate purposes. Closing for the offering occurred on June 12, 2001.


(b) The Registrant hereby files a current description of its capital stock, as follows:

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws is a summary as of June 12, 2001 and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are Exhibits to Adelphia's Form 10-K.

     Adelphia's authorized capital stock consists of 1,200,000,000 shares of Class A common stock, 300,000,000 shares of Class B common stock, and 50,000,000 shares of preferred stock.

Common Stock

     Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).
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     Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

     o    for the election of directors, and

     o    as otherwise provided by law.

     In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining members of the board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

     Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

     Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.


Preferred Stock

     The 50,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

     o the distinctive designation of each series and the number of shares that will constitute the series;
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     o    the voting rights, if any, of shares of the series;

     o the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     o the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     o the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     o any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

     o the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of preferred stock--13% Cumulative Exchangeable preferred stock and 5 1/2 % Series D Convertible preferred stock. For ease of reference, we refer to the 13% Series B Cumulative Exchangeable preferred stock as the Exchangeable preferred stock and to the 5 1/2% Series D Convertible preferred stock as the 5 1/2% Convertible preferred stock; and

     o In connection with the foregoing designations, the maximum number of shares authorized of Exchangeable preferred stock and 5 1/2% Convertible preferred stock is 1,500,000 shares and 2,875,000 shares, respectively. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank senior to the common stock of Adelphia with respect to dividends and liquidation. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank equal in right of payment as to dividends and upon liquidation, dissolution or winding-up of Adelphia.

     Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

     5 1/2% Convertible Preferred Stock. The 5 1/2% Convertible preferred stock accrues cumulative dividends at the rate of 5 1/2% per annum, or $11.00 per share of the 5 1/2% Convertible preferred stock per annum. The 5 1/2% Convertible preferred stock has a liquidation preference of $200 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 5 1/2% Convertible preferred stock are entitled to receive the liquidation preference for the 5 1/2% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

     Each share of 5 1/2% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $81.45 per share of Adelphia Class A common stock, or approximately 2.45549 shares of Class A common stock per share of 5 1/2% Convertible preferred stock. The conversion price is subject to adjustment in certain circumstances, such as if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of Class A common stock. The 5 1/2% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless dividends are in arrears in an amount equal to at least six quarters. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 5 1/2% Convertible preferred stock and serve until the arrearage is eliminated. The 5 1/2% Convertible preferred stock is not subject to mandatory redemption.

     The 5 1/2% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after May 1, 2002, at the option of Adelphia in shares of Class A common stock at a redemption price of $206 per share plus accrued and unpaid dividends, if any, to the redemption date, or for cash at a redemption price of $200 per share plus accrued and unpaid dividends.

     The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

Transfer Agent

     The Transfer Agent and Registrar for the Class A common stock, the Exchangeable preferred stock and the 5 1/2% Convertible preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.




Item 7.  Financial Statements and Exhibits

Exhibit No.                          Description

4.01 Fourth Supplemental Indenture, dated as of June 12, 2001, with respect to the Registrant's 10-1/4% Senior Notes due 2011, between the Registrant and The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, as trustee (Filed Herewith).

10.01 10-1/4% Senior Notes Due 2011 Underwriting Agreement among Adelphia Communications Corporation and Salomon Smith Barney Inc., as representative of the Underwriters, dated June 7, 2001
         (Filed Herewith).

99.01    Press Release dated June 7, 2001 (Filed Herewith).


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 14, 2001                          ADELPHIA COMMUNICATIONS CORPORATION
                                                         (Registrant)

                                             By:   /s/ Timothy J. Rigas
                                             -----------------------------------
                                             Timothy J. Rigas
                                             Executive Vice President, Treasurer
                                             and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.                         Description

4.01 Fourth Supplemental Indenture, dated as of June 12, 2001, with respect to the Registrant's 10-1/4% Senior Notes due 2011, between the Registrant and The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, as trustee (Filed Herewith).

10.01 10-1/4% Senior Notes Due 2011 Underwriting Agreement among Adelphia Communications Corporation and Salomon Smith Barney Inc., as representative of the Underwriters, dated June 7, 2001
         (Filed Herewith).

99.01    Press Release dated June 7, 2001 (Filed Herewith).